Exhibit 10b

AIRCRAFT TIME SHARING AGREEMENT

This AIRCRAFT TIME SHARING AGREEMENT (the “Agreement”) is entered into this      day of             , 20    , between                     , having an office at One Verizon Way, Basking Ridge, New Jersey 07920 (the “Operator”), and                     , an individual with an address at                                  (the “Passenger”).

RECITALS

WHEREAS, Operator owns and has operational control of the aircraft listed on Schedule A hereto (the “Aircraft”), and

WHEREAS, Operator employs a fully qualified flight crew to operate the Aircraft, and

WHEREAS, Operator and Passenger desire that Operator provide Passenger with transportation on board said Aircraft and using Operator’s flight crew on a Time Sharing basis as defined in 14 C.F.R. § 91.501(c)(1)1 under such terms and conditions that are mutually satisfactory to both parties hereto.

NOW, THEREFORE, the parties hereto agree as follows:

TERM

This Agreement shall commence on             , 20    , and continue until such time as Operator or Passenger terminates this Agreement. Either party hereto may at any time terminate this Agreement upon thirty (30) days written notice to the other party.

[1]	An arrangement whereby a person or entity uses its airplane and crew to provide air transportation services to another person, and no charge is made for the flights conducted under that arrangement in excess and other than those specified in paragraph (d) of section 91.501.

REIMBURSEMENT FOR USE OF AIRCRAFT

The Operator shall impose a charge for transportation furnished under this Agreement in an amount up to the sum of the expenses set forth in subsections (1) through (10) in respect of the specific flight or flights to which such charge applies:

1)	Fuel, oil, lubricants and other additives.

2)	Travel expenses of the crew, including food, lodging and ground transportation.

3)	Hangar and tie down costs away from the Aircraft’s base of operation.

4)	Insurance obtained for the specific flight.

5)	Landing fees, airport taxes and similar assessments.

6)	Customs, foreign permit, and similar fees directly related to the flight.

7)	In-flight food and beverages.

8)	Passenger ground transportation.

9)	Flight planning and weather contract services.

10)	An additional charge equal to 100% of the expenses listed in item (1) above.

Operator shall pay all expenses related to the operation of the Aircraft and will provide an invoice and bill to Passenger for the expenses enumerated above within 30 days after the end of the month in which any flight or flights for the account of the Passenger occur for domestic flights and within 60 days after the end of the month in which any flight or flights for the account of the Passenger occur for international flights. Passenger shall pay Operator for said expenses within 15 days of receipt of the invoice and bill therefor.

TAXES

In addition to the amounts set forth above, Passenger shall pay to Operator the amount of the Federal Excise Tax imposed on the amounts paid for taxable transportation of persons (within the meaning of Section 4261-4263 of the Internal Revenue Code of 1986, as amended, and any applicable successor provision) for flights conducted under this Agreement. As of the execution date of this Agreement, this tax amount currently consists of a 7.5 percent tax imposed on the amounts paid and a per leg segment fee. (The segment fee is subject to change on January 1 of every year.) Amounts due for such taxes shall be included on the monthly invoices submitted to Passenger.

PILOTS

Operator shall employ, pay for and provide to Passenger a qualified flight crew for each flight undertaken under this Agreement.

SCHEDULING

Passenger shall provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least 24 hours prior to Passenger’s planned departure. Requests for flight time shall be in a form, whether oral or written, mutually convenient, and agreed, to by the parties. Passenger shall provide at least the following for each proposed flight prior to scheduled departure:

a)	Proposed departure point;

b)	Destination;

c)	Date and time of flight;

d)	The names of all passengers;

e)	The nature and extent of luggage;

f)	The date and time of a return flight, and

g)	Any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew.

Operator shall have final authority over the scheduling of the Aircraft, provided, however, that Operator will use its best efforts to resolve any conflicts in scheduling in a fair and equitable manner.

MAINTENANCE

Operator shall be solely responsible for securing maintenance, preventative maintenance and required or otherwise necessary inspections on the Aircraft. The Aircraft shall be inspected, and maintained in an airworthy condition, in accordance with applicable rules and regulations of 14 C.F.R. Part 91 during the term of this Agreement. No period of maintenance, preventative maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft for Passenger. The pilot-in-command of the Aircraft shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgment would compromise the safety of the flight.

OPERATIONAL CONTROL

At any time during which a flight is made by or on behalf of Passenger under this Agreement, Operator shall have possession, command and control of the Aircraft. Operator shall have complete and exclusive responsibility for: (i) scheduling, dispatching and flight of the Aircraft on all flights conducted pursuant to this Agreement, (ii) the physical and technical operation of the Aircraft, and (iii) the safe performance of all flights. Operator shall have operational control of the Aircraft for all purposes of the Federal Aviation Regulations.2 Notwithstanding the foregoing, the pilot-in-command of each flight shall have the final authority with respect to: (i) the initiation or termination of any flight, (ii) selection of the routing of any flight, (iii) determination of the load to be carried, and (iv) all decisions relating to the safety of

[2]	Those regulations found at 14 C.F.R. Parts 1-199, as amended from time to time.

any flight. The parties further agree that Operator shall not be liable for delay or failure to furnish the Aircraft and crew pursuant to this Agreement for any reason.

DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

Operator makes no warranties, whether expressed or implied, including, but not limited to, any warranty of merchantability or fitness for a particular purpose with respect to the services to be performed hereunder or the use of the Aircraft. Operator shall not be liable for any special, incidental, indirect or consequential damages or for lost profits or revenues in connection with the furnishing or performance of the services to be performed hereunder or use of the Aircraft, in the absence of gross negligence or willful misconduct on its part or that of its officers, employees or agents. Operator shall not be liable for any act or omission occurring in the course of or in connection with the use of the Aircraft by Passenger or the performance of the services hereunder by Operator or its managers, officers, employees or agents or for any loss or damage which Passenger may sustain or suffer as the result, or in the course of, the discharge by Operator of its duties hereunder. Operator’s liability for any damages, claims, actions or causes of action arising, directly or indirectly, in connection with this Agreement or as a result of the use of the Aircraft by Passenger, or the services provided hereunder, is strictly limited to an amount not to exceed 6 months’ average aggregate billing in any one calendar year to Passenger for services provided during such calendar year.

INSURANCE

Operator shall, at its own expense, maintain in effect, during the term of this Agreement, insurance covering the Aircraft with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. In addition, Operator shall maintain comprehensive public liability and property damage insurance with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. Operator shall not cancel or alter said insurance without at least 30 calendar days’ written notice to Passenger. Passenger or Passenger’s agents shall not take any action that might invalidate or suspend such insurance. Said insurance shall be primary as to Operator with Passenger being an additional insured (as evidenced by a certificate of insurance) and shall waive all right of subrogation as to Passenger and, if Passenger is a non-natural person, its directors, shareholders and/or agents. Notwithstanding the foregoing and subject to the limitations of 14 C.F.R. § 91.501(d), Passenger shall, at Operator’s request, reimburse Operator for the cost and expense of any additional insurance obtained for any specific flight.

PASSENGER’S USE OF AIRCRAFT

Use of Aircraft by Passenger shall be for Passenger’s own account and shall be subject to the use limitations set forth in Sections 91.501 and 91.321 of the Federal Aviation Regulations. Passenger is hereby expressly prohibited from using the Aircraft for the transportation of passengers or cargo for compensation or hire.

Passenger shall not incur any mechanics or other lien in connection with the use, inspection, preventative maintenance, maintenance or storage of Aircraft, nor shall Passenger attempt to convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

During the term of this Agreement, Passenger will abide by and conform to all applicable laws, governmental and airport orders, rules and regulations.

GENERAL PROVISIONS

A.	This Agreement and all the rights of the parties hereunder shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.

B.	This Agreement supersedes all prior written agreements and understandings between the parties with respect to the subject matter hereof, and no modification, termination or attempted waiver shall be valid unless in writing and signed by both parties hereto.

C.	The Aircraft is and at all times shall remain the property of the Operator, and Passenger shall have no right, title or interest therein or in the proceeds thereof except as expressly permitted hereunder.

D.	If action is instituted to enforce any of the terms and conditions of this Agreement, the prevailing party shall be entitled to recovery of its reasonable attorney’s fees and costs incurred in such action.

E.	If any clause or provision herein shall be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, such adjudication shall not affect the validity of any other clause or provision, which shall remain in full force and effect.

[Truth-in-Leasing Statement and Signature Page Follows]

TRUTH IN LEASING

STATEMENT

THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12 MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT. THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT. DURING THE DURATION OF THIS AGREEMENT, A CORPORATION HAVING AN OFFICE AT ONE VERIZON WAY, BASKING RIDGE, NEW JERSEY 07920, SHALL BE CONSIDERED TO BE THE RESPONSIBLE PARTY FOR THE OPERATIONAL CONTROL OF THE AIRCRAFT UNDER THIS AGREEMENT. AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE. THE “INSTRUCTIONS FOR COMPLIANCE WITH TRUTH IN LEASING REQUIREMENTS” ATTACHED HERETO ARE INCORPORATED HEREIN BY REFERENCE.

I, THE UNDERSIGNED, CERTIFY THAT I AM RESPONSIBLE FOR OPERATIONAL CONTROL OF THE AIRCRAFT AND THAT I UNDERSTAND MY RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(Operator)

Name & Title		Date and time of execution

(Passenger)

Individually		Date and time of execution

INSTRUCTIONS FOR COMPLIANCE WITH

TRUTH IN LEASING REQUIREMENTS

1.	Mail a copy of the Agreement to the following address via certified mail, return receipt requested, immediately upon execution of the Agreement. (14 C.F.R. § 91.23 requires that the copy be sent within twenty-four hours after it is signed):

Federal Aviation Administration

Aircraft Registration Branch

ATTN: Technical Section

POB 25724

Oklahoma City, OK 73125

2.	Telephone or send a facsimile message to the nearest Flight Standards District Office at least forty-eight hours prior to first flight under this Agreement and inform them of the following:

a.	The location of the airport of departure;

b.	The departure time; and

c.	The registration number of the aircraft involved.

3.	Carry a copy of the Agreement in the Aircraft at all times.

SCHEDULE A

Owner	Manufacturer/Model	Registration No.	Tail No.